HUNTINGTON

NEWS

FOR IMMEDIATE RELEASE
March 11, 2015

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES RECEIVES NO OBJECTION FROM THE FEDERAL RESERVE FOR PROPOSED CAPITAL ACTIONS,
INCLUDING AN INCREASE OF THE QUARTERLY DIVIDEND TO $0.07 PER COMMON SHARE IN THE FOURTH QUARTER OF
2015 AND THE REPURCHASE OF UP TO $366 MILLION OF COMMON STOCK

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) was notified by the Federal Reserve that it had no objection to Huntington’s proposed capital actions included in Huntington’s capital plan submitted to the Federal Reserve in January of this year. These actions included a 17% increase in the quarterly dividend per common share to $0.07, starting in the fourth quarter of 2015, and the potential repurchase of up to $366 million of common stock over the five-quarter period through the second quarter of 2016. Huntington’s Board of Directors is expected to consider the next quarterly dividend and the share repurchase program at its April 21, 2015 meeting.

“We are pleased to have earned the opportunity to increase our capital return to our shareholders for the second consecutive year under the CCAR process,” said Stephen D. Steinour, chairman, president and CEO. “The Federal Reserve’s non-objection to our intended capital actions is indicative of our strong capital levels and financial performance. Our intended capital actions reflect our well-articulated capital priorities, with reinvesting excess capital in the organic growth of the business remaining our top priority.”

About Huntington

Huntington Bancshares Incorporated is a $66 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and Northeast states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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